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                                                                   EXHIBIT 11.1

                       DONALDSON, LUFKIN & JENRETTE, INC.
             SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
                AND BASIC EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996


                                                                         Years Ended December 31,
                                                                   1998            1997            1996
                                                                   ----            ----            ----
                                                                  (in thousands, except per share data)
Weighted Average Common Shares:
    Average Common Shares Outstanding                              119,111         110,278         106,600
    Average Restricted Stock Units Outstanding                         149              40               -
    Average Common Shares Issuable Under
      Employee Benefit Plans                                             -               -               -
                                                                 ---------       ---------       ---------


Weighted Average Common Shares Outstanding:                        119,260         110,318         106,600

Earnings:
     Net Income                                                  $ 370,800       $ 408,250       $ 291,300
     Less:  Preferred Stock Dividend Requirement                    21,310          12,144          18,653
                                                                 ---------       ---------       ---------

Earnings Applicable to Basic Common Shares                       $ 349,490       $ 396,106       $ 272,647
                                                                 =========       =========       =========

Basic Earnings Per Common Share                                  $    2.93       $    3.59       $    2.56
                                                                 =========       =========       =========
